Exhibit 10.17

November 2, 2018

B. Kristian Nagel
c/o Ping Identity
1001 17th Street
Denver, CO 80202

Re:          Employment with Ping Identity Corporation

Dear Kris:

This is your employment agreement with Ping Identity Corporation, a Delaware corporation, (as such company’s name may change from time to time; and such company’s successors and assigns, the “Company”). The effective date of the commencement of your employment by the Company pursuant to the terms of this letter shall be December 3, 2018 (the “Effective Date”) or as mutually agreed between you and the Chief Executive Officer of the Company. We are very excited about this opportunity and value the role that you will serve on our team going forward.

1.             You will be the Chief Operating Officer of the Company, reporting to the Chief Executive Officer of the Company, or any other Officer as directed by the Board of Directors of the Company (the “Board”). In this capacity, you will have the responsibilities and duties consistent with such position.

2.             Your base salary will be $350,000 per year, less deductions and withholdings required by law or authorized by you, and will be subject to review annually for any increases or decreases; provided, however, that any decreases shall not be greater than 10% of your then current base salary, which decrease would only be implemented in conjunction with a general decrease affecting the executive management team. Your base salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time.

For the calendar year ending December 31, 2018, you will be eligible to receive a bonus in an amount equal to 80% of your annual base salary prorated for the period of your service for the Company (i.e., from the Effective Date through December 31, 2018), provided that you are still employed by the Company through December 31, 2018 (the “2018 Bonus”). For each bonus period beginning on and after January 1, 2019, you will be eligible for (a) a target bonus of up to 80% of your base salary per year (the “Target Bonus”), awarded at the sole discretion of the Board, based on the Board’s determination as to your achievement of performance targets based on a combination of MBOs and financial targets, and (b) an additional bonus of up to 20% of your base salary per year (the “Stretch Bonus”), awarded at the sole discretion of the Board, based on the Board’s determination as to your achievement of “stretch” targets.

Except as otherwise set forth above, the bonus formulas, MBOs, performance milestones and all other elements of your bonus opportunities shall be established by the Board, in its sole discretion after consultation with you, and communicated in writing (including email) to you from time to time. Any bonus earned for a fiscal year shall be paid within 30 days after the Board has received, reviewed and approved the applicable fiscal year’s final audited financial statements. In any event, payment of any bonus that becomes due with respect to a fiscal year shall be paid in the calendar year following the calendar year in which the fiscal year ends, subject, in each case, to your continued employment on December 31 of the year in which the bonus was earned.

3.             You will also be eligible to participate in the health, dental and vision insurance plans and other employee benefit plans established by the Company or its affiliates for its employees from time to time, in accordance with the terms of such plans and applicable law, so long as they remain generally available to such employees. The Company reserves the right to amend or terminate any employee benefit plans at any time in its sole discretion, subject to the terms of such employee benefit plans and applicable law.

4.             During your employment, your position shall be based in Denver, CO. Your duties may involve extensive domestic and international travel. As such, you will be required to be in Denver during Ping’s normal business working hours, and for other functions as required for your role as COO (with the exception of business travel and time off). To support you Ping will reimburse you for an apartment in Denver, to be mutually agreed upon by you and the CEO.

5.             The Company is aware that your prior employer is Vindicia, Inc. (“Vindicia”) and that Vindicia was acquired by Amdocs, Inc. (“Amdocs”). The Company is also aware that in connection with such acquisition (the “Acquisition”), you entered into a new offer letter/employment agreement with Vindicia as a condition to the closing of such acquisition (the “Revised Vindicia Offer”). The Company is further aware of (i) the non—competition covenant set forth in Exhibit 2 of your Non—Competition Agreement with Vindicia, that, to the Company’s knowledge based on what you have communicated to the Company, was executed upon your initial employment start date with Vindicia prior to the Acquisition (the “Non—Competition Covenant”) and signed again as a condition of closing; and (ii) the No Solicitation of Customers clause set forth in the Revised Vindicia Offer (the “No Solicitation Covenant”, and together with the Non—Competition Covenant, the “Restrictive Covenants”). You agree that you will not use any of Vindicia’s and/or Amdocs’ confidential, proprietary and/or trade secret information or infringe the intellectual property rights of Vindicia and/or Amdocs while employed by the Company. You agree that you will not disclose to the Company, bring onto the Company’s premises, or induce the Company to use any confidential, proprietary and/or trade secret information belonging to Vindicia and/or Amdocs. If at any time you believe that your work for Company may require you to use or disclose the confidential, proprietary and/or trade secret information of Vindicia and/or Amdocs, you agree to notify the Company immediately so that the Company may attempt to prevent any improper disclosure. The Company agrees to defend and indemnify you against any claim brought against you and/or the Company by Vindicia and/or Amdocs based on the Restrictive Covenants, so long as (A) you comply with the conditions set forth herein with respect to the confidential, proprietary and trade secret information of Vindicia and/or Amdocs; (B) you make good faith efforts to avoid soliciting any customers known to you that fall under, or may fall under, the definition of “Customers” as defined in the Revised Vindicia Offer; and (C) in no event shall this Agreement obligate the Company to indemnify you for any claims related to the No Solicitation of Company Employees clause set forth in the Revised Vindicia Offer, nor any claims resulting from any other restrictive covenants set forth tit any documentation you may have executed with Vindicia or Amdocs (including, but not limited to, any other restrictive covenants that may be included in the Revised Vindicia Offer). In no event does any of the foregoing affect any of your obligations under Exhibit A hereto.

2

6.             You will be eligible to receive a certain amount of incentive equity (the “Incentive Equity”) of Roaring Fork Holding, Inc., a Delaware corporation and indirect sole parent of the Company (“Parent”), which Incentive Equity shall be issued under Parent’s 2016 Stock Option Plan (as amended, restated or otherwise modified from time to time, the “Option Plan”). Such Incentive Equity will be subject to the terms (including the vesting terms and the participation threshold or exercise price, as the case may be) set forth in the Option Plan and the grant agreement to which you will be a party (the “Grant Agreement”). The grant of such Incentive Equity is subject to Parent’s Board of Directors’ approval and the execution of the Grant Agreement. Our intent to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company or Parent. Further details on the Incentive Equity and any specific grant of Incentive Equity to you will be provided upon approval of such grant by the Board of Directors of Parent.

Your Incentive Equity, if granted, will vest as follows, each as more fully set forth in the Grant Agreement (it being understood that such vesting shall be subject to your continued employment by the Company through the applicable vesting event):

•              2/3 of the Incentive Equity would be subject to time—based vesting over 4 years, with 25% vesting upon the one—year anniversary of the Grant Date (as defined in the Grant Agreement) and the remainder of the time—based grant at a rate of 1/16th per quarter thereafter (the vesting of any such unvested time—based Incentive Equity would be accelerated upon a change of control of Parent); and

•              1/3 of the Incentive Equity would vest if any equity buy—out investment fund managed or controlled by Vista Equity Partners, and any of such funds’ respective portfolio companies (collectively, “Vista”) received cumulative cash distributions or other cash proceeds, contributions and/or net sale proceeds in respect of the securities of Parent or its subsidiaries held by Vista or any loans provided to Parent or its subsidiaries by Vista (“Vista’s Return”) such that Vista’s Return equals or exceeds 300% of the aggregate debt and equity investment by Vista in Parent and its subsidiaries (calculated pursuant to the formula set forth in the Grant Agreement).

7.             There are some formalities that you need to complete as a condition of your employment:

• You must carefully consider and sign the Company’s standard “Employment and Restrictive Covenants Agreement — California” (attached to this letter as Exhibit A). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect its proprietary information and its rights in inventions.

• So that the Company has proper records of inventions that may belong to you, we ask that you also complete Schedule 1 attached to Exhibit A.

• You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration pursuant to the arbitration clause set forth in

3

Section 14 of Exhibit A. As a condition of your employment, you will need to carefully consider and voluntarily agree to the arbitration clause set forth in Section 14 of Exhibit A.

8.             We also wish to remind you that, as a condition of your employment, you are expected to abide by the Company’s, its subsidiaries’ and affiliates’ policies and procedures, which may be amended from time to time, at the Company’s sole discretion.

9.             Your employment with the Company is at will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason. Notwithstanding any provision to the contrary contained in Exhibit A, you shall be entitled to terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than 4 weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices.

10.          If the Company terminates your employment without “Cause” or you voluntarily terminate your employment for a “Good Reason,” you will be entitled to receive a severance payment equal to six months base pay, less deductions and withholdings required by law or authorized by you (the “Severance Pay”). For purposes of this section, “Cause” and “Good Reason” have the meaning set forth in Exhibit B attached hereto. The Company will not be required to pay the Severance Pay unless (i) you execute and deliver to the Company an agreement (“Release Agreement”) in a form satisfactory to you and the Company releasing from all liability (other than the payments and benefits contemplated by this letter) the Company, each member and affiliate of the Company, and any of their respective past or present investors, members, officers, directors, managers, employees or agents and you do not revoke such Release Agreement during any applicable revocation period, (ii) such Release Agreement is executed and delivered (and no longer subject to revocation, if applicable) within 60 days following termination, and (iii) your continued compliance with the provisions of Sections 2 through 8 of Exhibit A, the terms of this letter and any agreement between you and the Company and the provisions of the Release Agreement. The Severance Pay shall be paid in a lump sum on the 60th day following your termination of employment, provided you have executed, delivered, and not revoked the Release Agreement during such revocation period for the Release Agreement described above; provided that to the extent any portion of the Severance Pay is “nonqualified deferred compensation” as that term is contemplated by Code Section 409A (as defined below), such amount shall not be paid until the 60th day following termination.

11.          You shall not make any statement that would libel, slander or disparage the Company, any member of the Company or its affiliates or any of their respective past or present officers, directors, managers, stockholders, employees or agents.

12.          While we look forward to a long and profitable relationship, you will be an at—will employee of the Company as described in Section 8 of this letter and Section 9 of Exhibit A. Any statements or representations to the contrary (and, indeed, any statements contradicting any

4

provision in this letter) are, and should be regarded by you, as ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.

13.          Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within 3 business days of starting your new position you will need to present documentation establishing your identity and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non—U.S. citizens alike, you may contact our personnel office.

14.          It should also be understood that all offers of employment are conditioned on the Company’s completion of a satisfactory background check. The Company reserves the right to perform background checks during the term of your employment, subject to compliance with applicable laws. You will be required to execute forms authorizing such a background check.

15.          This letter along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this letter, and supersede all prior understandings and agreements, including but not limited to employment agreements, severance agreements, and bonus agreements, whether oral or written, between or among you and the Company, Parent or any of their respective predecessors or affiliates with respect to the specific subject matter hereof. Waivers or modifications of this letter agreement are valid only if in writing and duly executed by each of the parties hereto.

16.          In the event of a conflict between the terms of this letter and the provisions of Exhibit A, the terms of this letter shall prevail.

17.          Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect to federal, state or local taxes. The intent of the parties is that payments and benefits under this letter be exempt from, or comply with, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in—kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (B) any right to such reimbursement or in—kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in—kind benefits provided in any

5

taxable year shall in any way affect the expenses eligible for reimbursement, or in—kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this letter to the contrary, in no event shall any payment under this letter that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

If you are deemed at the time of your separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation or benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), such compensation or benefits shall not be provided to you prior to the earlier of (1) the expiration of the 6—month period measured from the date of your “separation from service” with the Company or (2) the date of your death. Upon the earlier of such dates, all payments and benefits deferred pursuant to the Payment Delay shall be paid in a lump sum to you, and any remaining compensation and benefits due under the Agreement shall be paid or provided as otherwise set forth herein. The determination of whether you are a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of his separation from service shall be made by the Company in accordance with the terms of Code Section 409A and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A—1(i) and any successor provision thereto).

In the event the Company determines that any compensation or benefit payable hereunder may violate applicable requirements of Code Section 409A, the Company may adopt such amendments to this Agreement or take any other actions that the Company in its reasonable discretion determines are necessary or appropriate for such compensation or benefit to either (a) be exempt from the requirements of Code Section 409A or comply with the applicable requirements of Code Section 409A or (b) in the absence of the ability to do either of the foregoing set forth in clause (a), make such amendments to this Agreement that will preserve the economic benefit intended to be provided to you hereunder had the adverse tax consequences imposed under Code Section 409A not applied.

18.          The effective date of the commencement of your employment pursuant to the terms of this letter shall be on or before December 3, 2018, or as mutually agreed between you and the Chief Executive Officer of the Company.

If you decide to accept the terms of this letter, and I hope you will, please signify your acceptance of these conditions of employment by signing and dating the enclosed copy of this letter and its Exhibit A and returning them to me and/or Aaron LaPoint, not later than November 2, 2018. Should you have anything that you wish to discuss, please do not hesitate to contact Aaron at (720) 878—3972.

*      *      *      *

6

By signing this letter and Exhibit A attached hereto, you represent and warrant that you have had the opportunity to seek the advice of independent counsel before signing and have either done so, or have freely chosen not to do so, and either way, you sign this letter voluntarily.

Very truly yours,

/s/ André Durand
André Durand
Chief Executive Officer

I have read and understood this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ B. Kristian Nagel	Date signed:	11/4/18
B. Kristian Nagel

LIST OF EXHIBITS

Exhibit A: Employment and Restrictive Covenants Agreement — California

Exhibit B: Certain Definitions

7

EXHIBIT A

EMPLOYMENT AND RESTRICTIVE COVENANTS AGREEMENT — CALIFORNIA

This Employment and Restrictive Covenants Agreement (the “Agreement”) is made effective October 1, 2018 (the “Effective Date”), by and between Ping Identity Corporation (together with its affiliates and related companies, hereafter referenced as “Company”) and B. Kristian Nagel (hereafter referenced as “Employee”).

1.                                      PURPOSE. In connection with Employee’s employment by the Company (the “Employment”), Employee and the Company wish to set forth the terms and conditions under which Employee will be employed by the Company, and certain restrictions applicable to Employee as a result of the Employment with the Company. This Agreement is intended: to allow the parties to engage in the Employment, with the Company giving Employee access to the Company’s customers, employees, and Confidential Information (as that term is defined below); to protect the Company’s business, information, and relationships against unauthorized competition, solicitation, recruitment, use, or disclosure; and to clarify Employee’s legal rights and obligations.

2.                                      THE BUSINESS OF THE COMPANY. The Company is engaged in the business of investing and operating in software and technology—enabled businesses, including a continuous program of research, development, production and marketing (collectively the “Business” of the Company). Employee acknowledges that the Company has a legitimate interest in protecting its Confidential Information, trade secrets, customer relationships, customer goodwill, employee relationships, and the special investment and training given to Employee.

3.                                      “AT WILL” EMPLOYMENT OF EMPLOYEE. Employee shall perform such duties or responsibilities as assigned to Employee from time to time. The Parties acknowledge that Employee’s employment by the Company at all times is and shall remain “at will,” and may be terminated by either Party at any time, with or without notice and with or without cause. Employee acknowledges that but for Employee’s execution of this Agreement, Employee would not be employed by the Company.

a.                                      Employee acknowledges that Employee’s duties shall entail Employee’s contact with the Company’s customers to whom Employee is introduced, to which Employee is assigned, whose accounts Employee shall oversee, or for which Employee otherwise is directly or indirectly responsible. Employee further acknowledges that Employee will be given the use of the Company’s Confidential Information. Employee acknowledges that the Company’s goodwill with its customers and customer prospects, as well as the Company’s Confidential Information, are among the most valuable assets of the Company’s Business. Accordingly, Employee hereby agrees, acknowledges, covenants, represents and warrants that at all times during Employee’s employment with the Company, Employee will faithfully perform Employee’s duties with the utmost loyalty to the Company, and will owe a fiduciary duty and duty of loyalty to the Company. Employee agrees that during employment, Employee will do nothing disloyal or adverse to the Company or the Company’s Business, or which creates any conflict of interest with the Company or the Business of the Company. Employee will abide by the policies of the Company at all times during Employee’s employment, and acknowledges that the Company may unilaterally change its policies, practices, and procedures at any time, at the sole discretion of the Company. Employee understands and acknowledges that all equipment, communication devices, physical property, documents, information, data bases, furniture, accessories, premises, and any other items provided to Employee while employed by Company, shall at all times remain the sole property of the Company, and as such, Employee shall have no reasonable expectation of privacy when using such items.

b.                                      Employee acknowledges that Employee will be afforded an investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, suppliers, investors, joint venture partners, or other business relationships of the Company during the course of the Employment, and Employee’s position gives Employee a high level of influence or credibility with the Company’s customers, vendors, suppliers, or other business relationships. Employee understands and acknowledges that Employee will possess specialized skills, learning, abilities, customer contacts, or customer information by reason of working for the Company.

c.                                       Employee acknowledges that, through Employee’s employment with the Company, Employee may customarily and regularly solicit customers and/or prospective customers for the Company, and/or engage in making sales or obtaining orders or contracts for products or services.

d.                                      Employee understands that the Company has specifically instructed him/her to refrain from bringing to the Company any documents or materials or intangibles of a former employer or third party that are not in the public domain, or have not been legally transferred or licensed to the Company, or that might constitute the confidential information or trade secrets of a prior employer. Employee agrees that when performing duties on behalf of the Company, he/she will not breach any invention assignment, proprietary information, confidentiality, noncompetition, nonsolicitation or other similar agreement with any former employer or other party.

4.                                      DUTY OF LOYALTY. Employee understands that his/her employment and provision of services on behalf of the Company requires Employee’s undivided attention and effort. Accordingly, during Employee’s employment, Employee agrees that he/she will not, without the Company’s express prior written consent, (i) engage in any other business activity, unless such activity is for passive investment purposes not otherwise prohibited by this Agreement and will not require Employee to render any services, (ii) be engaged or interested, directly or indirectly, alone or with others, in any trade, business or occupation in competition with the Company, (iii) take steps, alone or with others, to engage in competition with the Company in the future, or (iv) appropriate for Employee’s own benefit business opportunities pertaining to the Company’s Business.

5.                                      INVENTIONS.

a.                                      Prior Inventions. Attached hereto as Schedule 1 is a complete and accurate list describing all Inventions (as defined below) which were conceived, discovered, created, invented, developed and/or reduced to practice by Employee prior to the commencement of his/her Employment that have not been legally assigned or licensed to the Company (collectively: “Prior Inventions”). If there are no such Prior Inventions, Employee shall initial Schedule 1 to indicate Employee has no Prior Inventions to disclose.

Employee acknowledges and agrees that if in the course of Employee’s employment, Employee incorporates or causes to be incorporated into a Company product, service, process, file, system, application or program a Prior Invention, Employee will grant the Company a non—exclusive, royalty—free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, offer to sell, sell or otherwise distribute such Prior Invention as part of or in connection with such product, process, file, system, application or program.

b.                                      Disclosure and Assignment of Inventions. Employee agrees to promptly disclose to the Company in writing all Inventions (as defined below) that Employee conceives, develops and/or first reduces to practice or create, either alone or jointly with others, during the period of Employee’s Employment, and for a period of three (3) months thereafter, whether or not in the course of Employee’s Employment. Employee further assigns and agrees to assign all of Employee’s rights, title and interest in the Inventions to the Company. In the event that the Company is unable for any reason to secure Employee’s signature to any document required to file, prosecute, register or memorialize the ownership and/or assignment of any Invention, Employee hereby irrevocably designates and appoints the Company’s duly authorized officers and agents as Employee’s agents and attorneys—in—fact to act for and on Employee’s behalf and stead to (i) execute, file, prosecute, register and/or memorialize the assignment and/or ownership of any Invention; (ii) to execute and file any documentation required for such enforcement and (iii) do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment and/or ownership of, issuance of and enforcement of any Inventions, all with the same legal force and effect as if executed by Employee.

Employee acknowledges that he/she is not entitled to use the Inventions for Employee’s own benefit or the benefit of anyone except the Company without written permission from the Company, and then only subject to the terms of such permission. Employee further agrees that Employee will communicate to the Company, as directed by the Company, any facts known to Employee and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations—in—part, foreign counterparts, or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect, the assignment, transfer and conveyance hereby made or to be made and generally do everything possible for title to the Inventions to be clearly and exclusively held by the Company as directed by the Company.

For purposes of this Agreement, “Inventions” means, without limitation, any and all formulas, algorithms, processes, techniques, concepts, designs, developments, technology, ideas, patentable and unpatentable inventions and discoveries, copyrights and works of authorship in any media now known or hereafter invented (including computer programs, source code, object code, hardware, firmware, software, mask work, applications, files, internet site content, databases and compilations, documentation and related items) patents, trade and service marks, logos, trade dress, corporate names and other source indicators and the good will of any business symbolized thereby, trade secrets, know—how, confidential and proprietary information, documents, analyses, research and lists (including current and potential customer and user lists) and all applications and registrations and recordings, improvements and licenses that (i) relate in any manner, whether at the time of conception, design or reduction to practice, to the Company’s Business or its actual or demonstrably anticipated research or development; (ii) result from any work performed by Employee on behalf of the Company; or (iii) result from the use of the Company’s equipment, supplies, facilities, Confidential Information or Trade Secrets.

Employee recognizes that Inventions or proprietary information relating to Employee’s activities while working for the Company, and conceived, reduced to practice, created, derived, developed, or made by Employee, alone or with others, within three (3) months after termination of Employee’s employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while Employee was employed by the Company. Accordingly, Employee agrees that such Inventions and proprietary information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during Employee’s employment with the Company and are to be assigned to the Company pursuant to this Agreement and applicable law unless and until Employee has established the contrary by clear and convincing evidence.

c.                                       Work for Hire. Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of Employee’s employment are “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Any copyrightable works the Company specially commissions from Employee while Employee is employed also shall be deemed a work made for hire under the Copyright Act and if for any reason such work cannot be so designated as a work made for hire, Employee agrees to and hereby assigns to the Company, as directed by the Company, all right, title and interest in and to said work(s). Employee further agrees to and hereby grants the Company, as directed by the Company, a non—exclusive, royalty—free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, publicly perform, display or otherwise distribute any copyrightable works Employee creates during Employee’s Employment.

d.                                      Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Inventions; and (ii) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Inventions. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of any Inventions, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under applicable judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

e.                                       Applicability to Past Activities. To the extent Employee has been engaged to provide services by the Company or its predecessor for a period of time before the effective date of this Agreement (the “Prior Engagement Period”), Employee agrees that if and to the extent that, during the Prior Engagement Period: (i) Employee received access to any information from or on behalf of the Company that would have been proprietary information if Employee had received access to such information during the period of Employee’s Employment with the Company under this Agreement; or (ii) Employee conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an Invention if conceived, created, authored, invented, developed or reduced to practice during the period of Employee’s Employment with the Company under this Agreement; then any such information shall be deemed proprietary information hereunder and any such item shall be deemed an Invention hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

f.                                        Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

g.                                       Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

h.                                      Nothing in this agreement prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. I do not need the prior authorization of my supervisor or anyone else affiliated with the Company to make any such reports or disclosures, and I am not required to notify my supervisor or anyone else affiliated with the Company that I have made such reports or disclosures.

i.                                          Assignment Exception — California Labor Code § 2870

Section 2870 of the California Labor Code exempts from this assignment provision any invention as to which Employee can prove the following:

i.                                          It was developed entirely on Employee’s own time; and

ii.                                      No equipment, supplies, facility or trade secret of the Company or any of its affiliated entities was used in its development; and

iii.                                    It neither

1.                                      relates at the time of its conception or reduction to practice to the business of the Company or to the Company’s actual or demonstrably anticipated research and development; nor

2.                                      results from any work performed by Employee for the Company.

The provisions of this Agreement requiring assignment to the Company do not apply to any invention which qualifies fully under the provisions of

Section 2870 of the California Labor Code. Employee will advise the Company promptly in writing of any inventions, original works of authorship, developments, improvements or trade secrets that Employee believes meet the criteria in (i), (ii), and (iii) above; and Employee will at that time provide to the Company in writing all evidence necessary to substantiate that belief. Employee understands that the Company will keep in confidence and will not disclose to third parties without Employee’s consent any confidential information disclosed in writing to the Company relating to inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.

6.                                      NONDISCLOSURE AGREEMENT.

a.                                      Employee expressly agrees that, throughout the term of Employee’s Employment with the Company and at all times following the termination of Employee’s Employment from the Company, for so long as the information remains confidential, Employee will not use or disclose any Confidential Information disclosed to Employee by the Company, other than for the purpose to carry out the Employment for the benefit of the Company (but in all cases preserving confidentiality by following the Company’s policies and obtaining appropriate non-disclosure agreements). Employee shall not, directly or indirectly, use or disclose any Confidential Information to third parties, nor permit the use by or disclosure of Confidential Information by third parties. Employee agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or into the possession of any Competing Business or any persons other than those persons authorized under this Agreement to have such information for the benefit of the Company. Employee agrees to notify the Company in writing of any actual or suspected misuse, misappropriation, or unauthorized disclosure of Confidential Information that may come to Employee’s attention. Employee acknowledges that if Employee discloses or uses knowledge of the Company’s Confidential Information to gain an advantage for Employee, for any Competing Business, or for any other person or entity other than the Company, such an advantage so obtained would be unfair and detrimental to the Company.

b.                                      Employee expressly agrees that Employee’s duty of non—use and non—disclosure shall continue indefinitely for any information of the Company that constitutes a Trade Secret under applicable law, so long as such information remains a Trade Secret.

7.                                      RETURN OF COMPANY PROPERTY AND MATERIALS. Any Confidential Information, trade secrets, materials, equipment, information, documents, electronic data, or other items that have been furnished by the Company to Employee in connection with the Employment are the exclusive property of the Company and shall be promptly returned to the Company by Employee, accompanied by all copies of such documentation, immediately when the Employment has been terminated or concluded, or otherwise upon the written request of the Company. Employee shall not retain any copies of any Company information or other property after the Employment ends, and shall cooperate with the Company to ensure that all copies, both written and electronic, are immediately returned to the Company. Employee shall cooperate with Company representatives and allow such representatives to oversee the process of erasing and/or permanently removing any such Confidential Information or other property of the Company from any computer, personal digital assistant, phone, or other electronic device, or any cloud—based storage account or other electronic medium owned or controlled by Employee.

8.                                      LIMITED NONCOMPETE AGREEMENT. Employee expressly agrees that Employee will not (either directly or indirectly, by assisting or acting in concert with others) Compete with the Company during Employee’s employment with the Company.

9.                                      NONSOLICITATION OF CUSTOMERS/PROSPECTIVE CUSTOMERS. Employee expressly agrees that during Employee’s employment with the Company, Employee will not (either directly or indirectly, by assisting or acting in concert with others), on behalf of himself/herself or any other person, business, entity, including but not limited to on behalf of a Competing Business, call upon, solicit, or attempt to call upon or solicit any business from any Customer or Prospective Customer for the purpose of providing services substantially similar to the Services.

10.                               NONRECRUITMENT OF EMPLOYEES. Employee expressly agrees that during the Restricted Period, Employee will not, on behalf of himself/herself or any other person, business, or entity (either directly or indirectly, by assisting or acting in concert with others), solicit, recruit, or encourage, or attempt to solicit, recruit, or encourage any of the Company’s employees, in an effort to hire such employees away from the Company, or to encourage any of the Company’s employees to leave employment with the Company to work for a Competing Business.

11.                               REMEDIES; INDEMNIFICATION. Employee agrees that the obligations set forth in this Agreement are necessary and reasonable in order to protect the Company’s legitimate business interests and (without limiting the foregoing) that the obligations set forth in Sections 8, 9 and 10 are necessary and reasonable in order to protect the Company’s legitimate business interests in protecting its Confidential Information, Trade Secrets, customer and employee relationships and the goodwill associated therewith. Employee expressly agrees that due to the unique nature of the Company’s Confidential Information, and its relationships with its Customers and other employees, monetary damages would be inadequate to compensate the Company for any breach by Employee of the covenants and agreements set forth in this Agreement. Accordingly, Employee agrees and acknowledges that any such violation or threatened violation shall cause irreparable injury to the Company and that, in addition to any other remedies that may be available in law, in equity, or otherwise, the Company shall be entitled: (a) to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by Employee, without the necessity of proving actual damages; and (b) to be indemnified by Employee from any loss or harm; and (c) to recover any costs or attorneys’ fees, arising out of or in connection with any breach by Employee or enforcement action relating to Employee’ s obligations under this Agreement.

12.          INJUNCTIVE RELIEF; TOLLING. Notwithstanding the arbitration provisions contained herein, or anything else to the contrary in this Agreement, Employee understands that the violation of any restrictive covenants of this Agreement may result in irreparable and continuing damage to the Company for which monetary damages will not be sufficient, and agrees that Company will be entitled to seek, in addition to its other rights and remedies hereunder or at law and both before or while an arbitration is pending between the parties under this Agreement, a temporary restraining order, preliminary injunction or similar injunctive relief from a court of competent jurisdiction in order to preserve the status quo or prevent irreparable injury pending the full and final resolution of the dispute through arbitration, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned injunctive relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief through arbitration proceedings. This Section shall not be construed to limit the obligation for either party to pursue arbitration. The Restricted Period as defined in this Agreement may be extended during the pendency of any litigation (including appeals) or arbitration proceeding, in order to give the Company the full protection of the restrictive covenants as described in this Agreement.

13.          DEFINITIONS. For all purposes throughout this Agreement, the terms defined below shall have the respective meanings specified in this section.

a.                                      “Customer” of the Company shall mean any business or entity with which Employee had Material Contact, for the purpose of providing Services, during the twelve (12) months preceding Employee’s termination date.

b.                                      “Compete” shall mean to provide Competitive Services, whether Employee is acting on behalf of himself/herself, or in conjunction, with or in concert with any other entity, person, or business, including activities performed while working for or on behalf of a Customer.

c.                                       “Competitive Services” shall mean the business or process of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with (including but not limited to technical and product support, professional services, technical advice and other customer services) identity and access management software and solutions that enable clients to manage, integrate and coordinate their workforce, customer and partner identities through single—sign on, multi—factor authentication, provisioning, application catalog, directory and access, and any other services of the type or similar to the type provided, conducted, authorized, or offered by the Company or any predecessor within the two (2) years prior to the termination of your employment.

d.                                      “Competing Business” shall mean any entity, including but not limited to any person, company, partnership, corporation, limited liability company, association, organization or other entity that provides Competitive Services.

e.                                       “Confidential Information” shall mean sensitive business information having actual or potential value to the Company or its affiliates because it is not generally known to the general public or ascertainable by a Competing Business, and which has been disclosed to Employee, or of which Employee will become aware, as a consequence of the Employment with the Company, including any information related to: the Company’s investment strategies, management planning information, business plans, operational methods, market studies, marketing plans or strategies, patent information, business acquisition plans, past, current and planned research and development, formulas, methods, patterns, processes, procedures, instructions, designs, inventions, operations, engineering, services, drawings, equipment, devices, technology, software systems, price lists, sales reports and records, sales books and manuals, code books, financial information and projections, personnel data, names of customers, customer lists and contact information, customer pricing and purchasing information, lists of targeted prospective customers, supplier lists, product/service and marketing data and programs, product/service plans, product development, advertising campaigns, new product designs or roll out, agreements with third parties, or any such similar information. Confidential Information shall also include the track record and investment performance of Vista Equity Partners and its affiliated investment funds, as well as any information disclosed to the Company by a third party (including, but not limited to, current or prospective customers) that the Company is obliged to treat as confidential. Confidential Information may be in written or non—written form, as well as information held on electronic media or networks, magnetic storage, cloud storage service, or other similar media. The Company has invested and will continue to invest extensive time, resources, talent, and effort to develop its Confidential Information, all of which generates goodwill for the Company. Employee acknowledges that the Company has taken reasonable and adequate steps to control access to the Confidential Information and to prevent unauthorized disclosure, which could cause injury to the Company. This definition shall not limit any broader definition of “confidential information” or any equivalent term under applicable state or federal law.

f.                                        “Material Contact” shall mean actual contact between Employee and a Customer with whom Employee dealt on behalf of the Company; or whose dealings with the Company were coordinated or supervised by Employee; or who received goods or services from the Company that resulted in payment of commissions or other compensation to Employee; or about whom Employee obtained Confidential Information because of Employee’s Employment with the Company; or whom employee contacted with the intent of establishing or strengthening a business or professional relationship for the Company.

g.                                       “Prospective Customer” shall mean any business or entity with whom Employee had Material Contact, for the purpose of attempting to sell or provide Services, and to whom Employee provided a bid, quote for Services, or other Confidential Information of the Company, during the twelve (12) months preceding Employee’s termination date.

h.                                      “Restricted Period” shall mean the entire term of Employee’s employment with the Company and a two (2) year period immediately following the termination of Employee’s employment, unless otherwise delineated or described in the “end notes and exceptions” at the end of this Agreement.

i.                                          “Restricted Territory” shall mean the geographic area in which or with respect to which Employee provided or attempted to provide any Services or performed operations on behalf of the Company as of the date of termination or during the twelve (12) months preceding Employee’s termination date.

j.                                         “Trade Secrets” shall mean the business information of the Company that is competitively sensitive and which qualifies for trade secrets protection under applicable trade secrets laws, including but not limited to the Defend Trade Secrets Act. This definition shall not limit any broader definition of “trade secret” or any equivalent term under any applicable local, state or federal law.

k.                                      “Services” shall mean the types of work product, processes and work—related activities relating to the Business of the Company performed by Employee during the Employment.

14.          MANDATORY ARBITRATION CLAUSE; NO JURY TRIAL. A Party may bring an action in court to obtain a temporary restraining order, preliminary injunction or other provisional remedy available under California Code of Civil Procedure § 1281.8 in response to any violation or threatened violation of the restrictive covenants set forth in this Agreement, or for any other purpose for which a provisional remedy may be obtained pursuant that statute. Otherwise, Employee expressly agrees and acknowledges that the Company and Employee will utilize binding arbitration to resolve all disputes that may arise out of the employment context.

a.                                      Both the Company and Employee hereby agree that any claim, dispute, and/or controversy that Employee may have against the Company (or its owners, directors, officers, managers, employees, agents, insurers and parties, affiliated with its employee benefit and health plans), or that the Company may have against Employee, arising from, related to, or having any relationship or connection whatsoever to the Employment, shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act (9 U.S.C. §§ 1, et seq.) in conformity with the Federal Rules of Civil Procedure. Included within the scope of this Agreement are all disputes including, but not limited to, any claims alleging employment discrimination, harassment, hostile environment, retaliation, whistleblower protection, wrongful discharge, constructive discharge, failure to grant leave, failure to reinstate, failure to accommodate, tortious conduct, breach of contract, and/or any other claims Employee may have against the Company for any exemption misclassification, unpaid wages or overtime pay, benefits, payments, bonuses, commissions, vacation pay, leave pay, workforce reduction payments, costs or expenses, emotional distress, pain and suffering, or other alleged damages arising out of the Employment or termination. Also included are any claims based on or arising under Title VII, 42 USC Section 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, Sarbanes—Oxley, the California Fair Employment and Housing Act, the California Labor Code, all as amended, or any other state or federal law or regulation, equitable law, or otherwise relating in any way to the employment relationship.

b.                                      Nothing herein, however, shall prevent Employee from filing and pursuing proceedings before the United States Equal Employment Opportunity Commission or similar state agency (although if Employee chooses to pursue any type of claim for relief following the exhaustion of such administrative remedies, such claim would be subject to resolution under these mandatory arbitration provisions). In addition, nothing herein shall prevent Employee from filing an administrative claim for unemployment benefits or workers’ compensation benefits.

c.                                       Nothing in the confidentiality or nondisclosure or other provisions of this Agreement shall be construed to limit Employee’s right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self—regulatory organization or state or federal regulatory authority, regarding the Company, Employee’s Employment, or this Agreement. Employee is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications. Employee also understands that Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also understands that disclosure of trade secrets to attorneys, in legal proceedings if disclosed under seal, or pursuant to court order is also protected under 18 U.S. Code §1833 when disclosure is made in connection with a retaliation lawsuit based on the reporting of a suspected violation of law.

d.                                      In addition to any other requirements imposed by law, the arbitrator selected shall be a qualified individual mutually selected by the Parties, and shall be subject to disqualification on the same grounds as would apply to a judge.

All rules of pleading, all rules of evidence, all statutes of limitations, all rights to resolution of the dispute by means of motions for summary judgment, and judgment on the pleadings shall apply and be observed. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. Likewise, all communications during or in connection with the arbitration proceedings are privileged. The arbitrator shall have the authority to award appropriate substantive relief under relevant laws, including the damages, costs and attorneys’ fees that would be available under such laws.

e.                                       Employee’s initial share of the arbitration fee shall be in an amount equal to the filing fee as would be applicable in a court proceeding, or $100, whichever is less. Beyond the arbitration filing fee, Employer will bear all other fees, expenses and charges of the arbitrator.

f.                                        Employee understands and agrees that all claims against the Company must be brought in Employee’s individual capacity and not as a plaintiff or class member in any purported class or representative proceeding. Employee understands that there is no right or authority for any dispute to be heard or arbitrated on a collective action basis, class action basis, as a private attorney general, or on bases involving claims or disputes brought in a representative capacity on behalf of the general public, on behalf of other Company employees (or any of them) or on behalf of other persons alleged to be similarly situated. Employee understands that there are no bench or jury trials and no class actions or representative actions permitted under this Agreement. The Arbitrator shall not consolidate claims of different employees into one proceeding, nor shall the Arbitrator have the power to hear an arbitration as a class action, collective action, or representative action. The interpretation of this subsection shall be decided by a judge, not the Arbitrator. Notwithstanding the provisions in Paragraph 21 below, this subparagraph (f) is material to the arbitration provisions of Paragraph 14 herein and cannot be severed from Paragraph 14. In the event it is determined that this subparagraph (f) is unenforceable with regard to a claim, dispute and/or controversy as set forth in subparagraph (a) above, this will render Paragraph 14 unenforceable in its entirety. Severance of Paragraph 14 from the Agreement shall not affect the enforcement of the remainder of the Agreement.

g.                                       Procedure. Employee and Company agree that prior to the service of an Arbitration Demand, the parties shall negotiate in good faith for a period of thirty (30) days in an effort to resolve any arbitrable dispute privately, amicably and confidentially. To commence an arbitration pursuant to this Agreement, a party shall serve a written arbitration demand (the “Demand”) on the other party by hand delivery or via overnight delivery service (in a manner that provides proof of receipt by respondent). The

Demand shall be served before expiration of the applicable statute of limitations. The Demand shall describe the arbitrable dispute in sufficient detail to advise the respondent of the nature and basis of the dispute, state the date on which the dispute first arose, list the names and addresses of every person whom the claimant believes does or may have information relating to the dispute, including a short description of the matter(s) about which each person is believed to have knowledge, and state with particularity the relief requested by the claimant, including a specific monetary amount, if the claimant seeks a monetary award of any kind, If respondent does not provide a written Response to the Demand, all allegations will be considered denied. The parties shall confer in good faith to attempt to agree upon a suitable arbitrator, and if unable to do so, they will select an arbitrator from the American Arbitration Association (“AAA”)’s employment arbitration panel for the area. The arbitrator shall allow limited discovery, as appropriate in his or her discretion. The arbitrator’s award shall include a written reasoned opinion.

h.                                      Unless Employee initials in the space at the end of this paragraph, Employee understands, agrees, and consents to this binding arbitration provision, and Employee and the Company hereby each expressly waive the right to trial by jury of any claims arising out of Employment with the Company. By initialing below, Employee opts out of the binding arbitration provisions of Paragraph 14, including the class action waiver. Employee’s Initials:

15.          NOTICE OF VOLUNTARY TERMINATION OF EMPLOYMENT. Unless otherwise stated in Employee’s offer letter of employment, Employee agrees to use reasonable efforts to provide the Company fourteen (14) days written notice of Employee’s intent to terminate Employee’s Employment; provided, however, that this provision shall not change the at—will nature of the employment relationship between Employee and the Company. It shall be within the Company’s sole discretion to determine whether Employee should continue to perform services on behalf of the Company during this notice period.

16.          NON—DISPARAGEMENT. During and after Employee’s Employment with the Company, except to the extent compelled or required by law, Employee agrees he/she shall not disparage the Company, its customers and suppliers or their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors or assigns or their respective products or services, in any manner (including but not limited to, verbally or via hard copy, websites, blogs, social media forums or any other medium); provided, however, that nothing in this Section shall prevent Employee from: engaging in concerted activity relative to the terms and conditions of Employee’s Employment and in communications protected under the National Labor Relations Act, filing a charge or providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law.

17.          NOTIFICATION OF NEW EMPLOYER. Before Employee accepts Employment or enters into any consulting, independent contractor, or other professional or business engagement with any other person or entity while any of the provisions of Sections 8, 9 or 10 of this Agreement are in effect, Employee will provide such person or entity with written notice of the provisions of Sections 8, 9 and/or 10 and will deliver a copy of that notice to the Company. While any of Sections 8, 9 or 10 of this Agreement are in effect, Employee agrees that, upon the request of the Company, Employee will furnish the Company with the name and address of any new employer or entity for whom Employee provides contractor or consulting services, as well as the capacity in which Employee will be employed or otherwise engaged. Employee hereby consents to the Company’s notifying Employee’s new employer about Employee’s responsibilities, restrictions and obligations under this Agreement.

18.          REIMBURSEMENT TO COMPANY. To the extent allowed by applicable law, Employee agrees to reimburse the Company for any amounts due as a result of the Employment, including, but not limited to, any unused business expense advances, charges for Company property that Employee fails to return when requested or that Employee lost or damaged as the result of a dishonest, willful or grossly negligent act, and any other charges incurred that are payable to the Company. Employee agrees to enter into a repayment arrangements and execute instruments or documents as may be provided by Company to effectuate this provision.

19.          NO RIGHTS GRANTED. Nothing in this Agreement shall be construed as granting to Employee any rights under any patent, copyright, or other intellectual property right of the Company, nor shall this Agreement grant Employee any rights in or to Confidential Information of the Company other than the limited right to review and use such Confidential Information solely for the purpose of participating in the Employment for the benefit of the Company.

20.          SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, its assigns and licensees. This Agreement, and Employee’s rights and obligations hereunder, may not be assigned by Employee; however, the Company may assign its rights hereunder without Employee’s consent, whether in connection with any sale, transfer or other disposition of any or all of its business or assets or otherwise.

21.          SEVERABILITY AND REFORMATION. Employee and the Company agree that if any particular paragraphs, subparagraphs, phrases, words, or other portions of this Agreement are determined by an appropriate court, arbitrator, or other tribunal to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the parties and in favor of providing maximum reasonable protection to the Company’s legitimate business interests. Such modification shall not affect the remaining provisions of this Agreement. If such provisions cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable,

22.          ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement between the Parties relating to the subject matters contained herein. No term of this Agreement, including Section 3 (“At Will Employment”), may be amended or modified unless made in writing and executed by both Employee and an authorized agent of the Company. This Agreement replaces and supersedes all prior representations, understandings, or agreements, written or oral, between Employee and the Company with regard to restrictive covenants, post—employment restrictions, and mandatory arbitration.

23.          WAIVER. Failure to fully enforce any provision of this Agreement by either Party shall not constitute a waiver of any term hereof by such Party; no waiver shall be recognized unless expressly made in writing, and executed by the Party that allegedly made such waiver.

24.          CONSTRUCTION. The Parties agree that this Agreement has been reviewed by each Party, each Party had an opportunity to make suggestions about the provisions of the Agreement, and each Party had sufficient opportunity to obtain the advice of legal counsel on matters of contract interpretation, if desired. The Parties agree that this Agreement shall not be construed or interpreted more harshly against one Party merely because one Party was the original drafter of the Agreement.

25.          COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same legally recognized instrument.

26.          THIRD—PARTY BENEFICIARIES. Employee specifically acknowledges and agrees that the direct and indirect subsidiaries, parents, owners, and affiliated companies of the Company are intended to be beneficiaries of this Agreement and shall have every right to enforce the terms and provisions of this Agreement in accordance with the provisions of this Agreement.

27.          NOTICES. Notices regarding this Agreement shall be sent via email or to the mailing addresses of the Parties as set forth in the signature block to this Agreement.

28.          GOVERNING LAW AND FORUM SELECTION. This Agreement shall be governed by and construed in accordance with the Federal Arbitration Act. Any non—arbitration—covered disputes shall be resolved under the substantive laws and in the jurisdiction of the state where Employee most recently worked for the Company.

The Parties have executed this Employment and Restrictive Covenants Agreement, which is effective as of the Effective Date written above.

For Employee:		For Company:

Signature:	/s/ B. Kristian Nagel	Signature:	/s/ Andre Durand

Printed Name:	B. Kristian Nagel	Printed Name:	Andre Durand

Address:		Address:

Email:		Title:	CEO

Date:	11/4/18	Date:	11-5-2018

Schedule 1
(List of Employee’s Prior Inventions)

/s/ BKN      By initialing here, I represent and warrant that I have no Prior Inventions, as that term is defined in the Agreement to which this Schedule 1 is attached.

OR

                    Below is a complete and accurate list of Prior Inventions, as that term is defined in the Agreement to which this Schedule 1 is attached.

For Employee:

Signature:	/s/ B. Kristian Nagel

Printed Name:	B. Kristian Nagel

Address:

Email:

Date:	11/4/18

EXHIBIT B

Certain Definitions

“Cause” means any of the following: (i) a material failure by you to perform your responsibilities or duties to the Company under this letter or those other lawful responsibilities or duties as requested from time to time by the Board, after written demand for performance has been given by the Board that identifies how you have not performed your responsibilities or duties, and granting you a minimum of 10 business days to cure the alleged deficiencies; (ii) your engagement in illegal or improper conduct or in gross misconduct in the fulfillment of your responsibilities or duties to the Company; (iii) your commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that the Company in good faith believes may harm the standing and reputation of the Company; (iv) a material breach of your duty of loyalty to the Company or your material breach of the Company’s written code of conduct and business ethics or Section 2 through 8 of the Confidentiality, Invention Assignment, Non—Solicit, Non—Compete and Arbitration Agreement, or any other agreement between you and the Company; (v) dishonesty, fraud, gross negligence or repetitive negligence committed without regard to corrective direction in the course of discharge of your duties as an employee; (vi) your personal bankruptcy or insolvency; or (vii) excessive and unreasonable absences from your duties for any reason (other than authorized vacation or sick leave) or as a result of your Disability (as defined below).

“Disability” means your inability to perform the essential functions of your job, with or without accommodation, for an extended period but not less than 60 business days in any consecutive 6—month period, as determined in the reasonable discretion of the Company.

“Good Reason” means that you voluntarily terminate your employment with the Company if there should occur, without your written consent:

(a)           a material, adverse change in your duties or responsibilities with the Company, provided that a change in title or a change in the person or office to which you report, shall not, by itself, constitute such a material, adverse change;

(b)           an aggregate reduction in your then current base salary by more than 10% or a reduction in your base salary by less than 10% which is not applied to similarly ranked employees;

(c)           the material breach by the Company of any offer letter or employment agreement between you and the Company; and/or

(d)           a requirement of relocation of your primary residence to a location more than fifty (50) miles from Los Gatos, California.

provided, however, that in each case above, (i) you must first give the Company written notice of any of the foregoing within 30 business days following the first occurrence of such event in a written explanation specifying the basis for your belief that you are entitled to terminate your employment for Good Reason, (ii) the Company must, have 30 days to cure such event and (iii) provided that the Company does not reasonably cure such event, you must actually resign your employment within 30 days following the cure period described in (ii). Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by you.

All references to the Company in these definitions shall include parent, subsidiary, affiliate and successor entities of the Company.